DRAFT                          BLACK HILLS CORPORATION
                                   625 NINTH STREET
                           RAPID CITY, SOUTH DAKOTA  57701

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                TO BE HELD MAY 24, 1994

To the Shareholders of
 Black Hills Corporation

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Common Stock of BLACK HILLS CORPORATION (herein called the Company) will be held at the Holiday Inn Rushmore Plaza Hotel, 505 North Fifth Street, Rapid City,
South Dakota, on Tuesday, May 24, 1994, commencing at 9:30 A.M., for the following purposes:

        1. To elect three Class II Directors to serve until the Annual Meeting of Shareholders in 1997;

        2. To consider a proposal to increase the Company's authorized indebtedness from $200,000,000 to
                 $500,000,000;

        3. To act on a proposal to amend Article Fourth of the Company's Restated Articles of Incorporation as amended to provide that the control share provisions of the South Dakota Takeover Act do not apply to the Company.

        4. To ratify the appointment of Arthur Andersen & Co. to serve as independent auditors of the Company for the year 1994;

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 11, 1994, are entitled to notice of and to vote at the meeting or any adjournment thereof.

        All shareholders are cordially invited to attend the meeting. Please complete, date, sign, and return the accompanying form of proxy. A return envelope is enclosed which requires no postage if mailed in the United States. We appreciate your giving this matter your prompt attention.

                                          By Order of the Board of Directors

                                          ROXANN R. BASHAM
                                          Corporate Secretary
Dated:  March 25, 1994

                          BLACK HILLS CORPORATION
                               625 NINTH STREET
                        RAPID CITY, SOUTH DAKOTA  57701

                                PROXY STATEMENT

        A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation (the Company), to be voted at the Annual Meeting of Shareholders of the Company to be held
Tuesday, May 24, 1994, and at any adjournment thereof.

        The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the same in writing, addressed to the Secretary of the Company, or in person at the meeting at any time before the proxy is exercised.

        All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting. Shares voted as abstentions on any matter (or as "withhold authority" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

        The Company will bear all costs of the solicitation. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, telegraph, or in person. Chemical Bank has been retained by the Company to assist in the solicitation of proxies at an anticipated cost of $4,500. Also, the Company will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

        This Proxy Statement and the accompanying form of proxy are to be first mailed on March 25, 1994. The Company's Annual Report for the year 1993 has been mailed to shareholders.

                       VOTING RIGHTS AND PRINCIPAL HOLDERS

        Only shareholders of record at the close of business on March 11, 1994, will be entitled to vote at the meeting. The outstanding voting stock of the Company as of such record date consisted of __________ shares of Common
Stock.

        Each outstanding share of Common Stock is entitled to one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

        The Company is not aware of any person or group who is the beneficial owner of more than five percent of the Company's Common Stock.

                                   ITEM I

                           ELECTION OF DIRECTORS

        In accordance with the Bylaws and Article Fifth of the Restated Articles of Incorporation, the Company's directors are elected to three classes of staggered terms consisting of three years each. At this Annual Meeting of Shareholders, three directors will be elected to Class II of the Board of Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 1997 and until their respective successors shall be duly elected and qualified.

        Each of the nominees for director is presently a member of the Board of Directors of the Company and its subsidiaries, including Wyodak Resources Development Corp., the Company's coal mining subsidiary, and Western
Production Company, the Company's oil and gas producing company. The proxy attorneys will vote your stock for the election of the three nominees for director listed below, unless otherwise instructed, but will, at their discretion, cumulate votes for any one or more of the nominees. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as Proxy Attorneys to vote, at their discretion, for nominees to replace those who are unable to serve. The affirmative vote of a majority of the common shares present and entitled to vote with respect to the election of directors is required for the election of the nominees to the Board of Directors.

        The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class II directors, each to serve for a term of three years to expire in 1997.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:
                          NOMINEES FOR ELECTION UNTIL
                         1997 ANNUAL MEETING - CLASS II

   NAME, AGE, PRINCIPAL OCCUPATION FOR               DIRECTOR
  LAST FIVE YEARS AND OTHER DIRECTORSHIPS             SINCE

DANIEL P. LANDGUTH, 47                                 1989

 Chairman, President, and Chief Executive
 Officer of the Company since January 1,
 1991; President and Chief Operating
 Officer of Black Hills Corporation from
 October 1989; Senior Vice President and
 Chief Operating Officer of the Utility
 from May 1985 to October 1989

DALE E. CLEMENT, 60                                    1979

 Senior Vice President-Finance of the Company and subsidiaries since September 1, 1989;
 Dean of the School of Business and Professor of Finance, University of South Dakota,
 Vermillion, South Dakota, prior to
 September 1989

JOHN R. HOWARD, 53                                     1977

 President, Industrial Products, Inc. (an industrial parts distributor) since
 March 2, 1992; General Manager of Black
 Hills Packing Co. (a meat processing
 concern), Rapid City, South Dakota, from
 December 1978 to June 1, 1991; Director,
 Norwest Bank-South Dakota, N.A.

                        DIRECTORS WHOSE TERMS EXPIRE AT
                        1995 ANNUAL MEETING - CLASS III


   NAME, AGE, PRINCIPAL OCCUPATION FOR               DIRECTOR
  LAST FIVE YEARS AND OTHER DIRECTORSHIPS             SINCE

MICHAEL B. ENZI, 50                                    1992

 Accounting Manager, Dunbar Well Service,
 Inc. (an oil well servicing company),
 Gillette, Wyoming; Wyoming State Senator,
 Campbell County, Wyoming; President of NZ
 Shoes, Inc. (retail shoe store), Gillette,
 Wyoming

EVERETT E. HOYT, 54                                    1991

 President and Chief Operating Officer of
 Black Hills Power and Light Company from
 October 1, 1989; Director since January 1,
 1991; Senior Vice President - Legal
 and Corporate Secretary of Northwestern
 Public Service Company, Huron, South
 Dakota, prior to October 1989;
 Director-Northwestern Public
 Service Company from May 1988 through
 September 1989

CHARLES T. UNDLIN, 66                                  1970

 Vice Chairman, Rushmore State Bank,
 Rapid City, South Dakota

                         DIRECTORS WHOSE TERMS EXPIRE AT
                          1996 ANNUAL MEETING - CLASS I

   NAME, AGE, PRINCIPAL OCCUPATION FOR              DIRECTOR
  LAST FIVE YEARS AND OTHER DIRECTORSHIPS             SINCE

GLENN C. BARBER, 60                                    1984

 President and General Manager, Glenn
 C. Barber & Associates Inc. (a general
 construction company)

BRUCE B. BRUNDAGE, 58                                  1986

 President and Director, Brundage &
 Company (a firm specializing in corporate financing), Englewood, Colorado; Director,
 Vicorp Restaurants, Inc., Denver, Colorado

KAY S. JORGENSEN, 43                                   1992

 Concessionaire, Black Hills Passion Play,
 Spearfish, South Dakota; South Dakota
 Legislative Representative, Lawrence County,
 South Dakota

__________________________

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information, as of December 31, 1993, with respect to beneficial ownership of Common Stock of the Company for each Director, each executive officer named in the Summary Compensation table herein, and all Directors and executive officers of the Company as a group.

                                          NUMBER OF SHARES AND NATURE
        NAME OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP   <F1>

        Glenn C. Barber                             2,687
        Bruce B. Brundage                           3,615<F2>
        Dale E. Clement                             9,597
        Michael B. Enzi                               998<F3>
        John R. Howard                             10,420
        Everett E. Hoyt                             4,048<F4>
        Kay S. Jorgensen                              343
        Daniel P. Landguth                          7,988<F4>
        Charles T. Undlin                           8,356


        All Directors and executive
         officers as a group                        58,246<F4>



        <F1>  Represents outstanding Common Stock beneficially owned both directly and indirectly as of December 31, 1993. The Common Stock interest of each named person and all Directors and executive officers as a group represents less than one percent of the aggregate amount of Common Stock issued and outstanding. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown.

        <F2>  Includes 3,600 shares owned by Brundage & Co. Pension Plan and
Trust which Mr. Brundage is the Trustee and has sole voting and investment power.

        <F3>  Includes 100 shares owned jointly with Mr. Enzi's son as to which he shares voting and investment power and 100 shares for which Mr. Enzi is custodian of his minor daughter.

        <F4>  Includes Common Stock held by the Trustee of the Company's
Retirement Savings Plan (401K) of which the Trustee has sole voting and investment power as follows: Mr. Hoyt 3,711 shares, Mr. Landguth 2,593 shares, and all Directors and executive officers as a group 10,880 shares.

THE BOARD AND COMMITTEES

        The Executive Committee is comprised of Glenn C. Barber, Bruce B. Brundage, John R. Howard, Daniel P. Landguth, and Charles T. Undlin, with Mr. Landguth serving as Chairman. The Committee exercises the authority of the Board of Directors in the interval between meetings of the Board, recommends to the Board of Directors persons to be elected as officers, and recommends persons to be appointed to Board Committees. The Executive Committee held two meetings during 1993.

        The Compensation Committee is comprised of Glenn C. Barber, Bruce B. Brundage, Michael B. Enzi, John R. Howard, Kay S. Jorgensen, and Charles T. Undlin, with Mr. Barber serving as Chairman. The Committee performs functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation, recommends to the Board of Directors compensation for officers, and considers and approves the Company's compensation program including benefits and stock ownership plans. The Compensation Committee held three meetings in 1993.

        The Audit Committee is comprised of Bruce B. Brundage, Michael B. Enzi, John R. Howard, and Kay S. Jorgensen, with Mr. Howard serving as Chairman.
The Committee annually recommends to the Board of Directors an independent accounting firm to be appointed by the Board for ratification by the shareholders, reviews the scope and results of the annual audit including reports and recommendations of the firm, reviews the Company's internal audit function, and periodically confers with the internal audit group, management of the Company, and its independent accountants. The Audit Committee held three meetings in 1993.

        The Nominating Committee is comprised of Glenn C. Barber, John R. Howard, Daniel P. Landguth, and Charles T. Undlin, with Mr. Howard serving as Chairman. The Committee recommends to the Board of Directors persons to be nominated as directors or to be elected to fill vacancies on the Board. The Bylaws require that an outside director serve as Chairman of the Committee. The Nominating Committee held one meeting in 1993.

        Pursuant to the Company's Bylaws, nominations from shareholders for Board membership will be considered by the Nominating Committee. Shareholders who wish to submit names for future consideration for Board membership should do so in writing prior to November 26, 1994, addressed to Nominating Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

        Members of the Committees referred to herein are designated by the Board of Directors upon recommendation of the Executive Committee each year at a meeting held following the Annual Meeting of Shareholders.

        The Board of Directors held twelve meetings during 1993. During 1993 Bruce B. Brundage only attended 70 percent of the aggregate of the total number of Board meetings and Committee meetings on which he served due to his recuperation from an accident.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is solely comprised of the following outside directors, Glenn C. Barber, Bruce B. Brundage, Michael B. Enzi, John R.
Howard, Kay S. Jorgensen, and Charles T. Undlin.

        Mr. Howard is also a director of Norwest Bank - South Dakota, N.A. of which the Company has a $15 million line of credit. During 1993, Norwest Bank - South Dakota, N.A. participated in short-term loans to the Company of up to $10 million at an interest rate of 1/8 percent less than the prime rate.

DIRECTORS' FEES

        Directors who are not officers of the Company receive an annual fee of $12,000 plus a fee of $600 for each board meeting and committee meeting attended providing such committee meetings are substantive in nature and content.

DIRECTORS' RETIREMENT PLAN

        The Company has a Retirement Plan for those directors who are not otherwise employed by the Company (outside directors). The monthly benefit is $1,000 payable for a period of time equal to the number of months the outside director served or for 120 months, whichever is less. The monthly benefits commence at the earliest of (1) the first full complete month the outside director is 60 years of age or more and is no longer a director of the Company or (2) the first full month after the death of the outside director or former outside director. The Board of Directors may withdraw retirement benefits for any outside director dismissed for cause. The monthly benefit is paid to the participating director, or if deceased, the director's designated beneficiary, and if none, his or her estate.




EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board on executive compensation. The components of the Company's executive compensation program consists of a base salary and an incentive gainsharing bonus. The mix of base salary and incentive bonus reflects the Company's goals of attracting and retaining highly qualified and motivated managers, recognizing and rewarding outstanding performance, and fostering a cohesive management team.

        The Committee makes annual recommendations to the Board concerning the base salary and incentive gainsharing bonus for the Chief Executive Officer and each of the other executive officers of the Company. Recognizing a market based compensation structure, the Committee strives to ensure that competitive salary ranges and base salaries are being maintained. In the later part of 1992, the Compensation Committee had hired Hewitt Associates, an internationally recognized compensation consultant firm, to review the executive and director compensation being paid at the Company. Data collected for that 1992 review was again utilized. Hewitt Associates confirmed that their data, if aged for the few months that had passed, would be adequate as a basis for 1993.

        Utilizing the data from the Hewitt Associates study and comparing it to data from the Edison Electric Institute, the trade association of investor-owned electric utilities, the Committee recommended to the Board the base salary for the Chief Executive Officer as well as for the other executive officers. The salaries were not only based upon comparable market salary information but also on the accomplishments of key corporate and individual performance objectives.

        The Company's position is to establish a market salary level for each salary range that is at or near the median (50th percentile) of the range of salaries of comparable companies surveyed. A performance matrix system is used in determining the percentage of salary increase taking into account the performance rating for the individual officer and the relationship of the officers current salary to market. An outstanding performance rating is given when there is extraordinary and exceptional accomplishment, results are far in excess of requirements, and demanding objectives are attained. A superior performance rating indicates results are well above the expected level and the individual was successful in accomplishing challenging objectives. Competent performance ratings are given when all position requirements are met, the individual consistently performs the job in a satisfactory manner, and realistic objectives are obtained. All executive officers received either a superior or outstanding performance rating.

        The Compensation Committee granted the Chief Executive Officer a superior rating based on the Company's performance and obtaining successful regulatory approval and all permits to construct the new power plant. Overall corporate results were very positive in 1992, corporate earnings increased 4 percent, and dividends increased by 6 percent over 1991. The Compensation Committee approved a 6 percent base salary increase and a one-time $4,900 performance bonus for the Chief Executive Officer. The increase to the base salary brings the Chief Executive Officer's base salary to 95.8 percent of market as determined by wage surveys.

        The Company currently maintains a variety of employee benefit plans and programs in which its executive officers may participate, including the gainsharing program, the retirement savings (401k) plan, the pension plan, and the pension equalization plan. With the exception of the Pension Equalization Plan (PEP), these benefit plans and programs are generally available to all employees within the Company.

        The Executive Gainsharing Program is one of three sections of a Company wide program. The goals of the Executive Gainsharing Program support the interests of the ratepayer and stockholder by increasing net income. This is accomplished through increased cost containment and operating efficiencies which in the end result reduce costs and increase earnings. The program for 1992 which paid a 3 percent gainshare award in 1993 specifically consisted of a net income goal. The Company's actual net income in 1993 exceeded budgeted net income by more than 109 percent resulting in a maximum 3 percent gainshare award.

        It is the objective of the Company to pay its executives a fair salary, based on the comparable pay of similar types of companies in relation to achieving corporate, business unit, and individual performance objectives.
The Company does not offer any restricted stock awards, stock options, or other long-term incentive compensation plans. Furthermore, officers are not permitted to serve on the Board of Directors of any other corporation operating for profit. The intent of the latter is that if the executives are paid fairly, the Company and its shareholders should demand their full attention and, therefore, their efforts are totally directed toward the Company and not interrupted by the obligations of serving as a director for other for profit corporations.



                          COMPENSATION COMMITTEE

Glenn C. Barber, Chairman        Bruce B. Brundage        Michael B. Enzi
John R. Howard                   Kay S. Jorgensen         Charles T. Undlin

____________________

        The following table is furnished for the fiscal year ended December 31, 1993, with respect to the Chief Executive Officer of the Company and the executive officers whose salary and bonus compensation for 1993 exceeded $100,000.


                            SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

NAME AND PRINCIPAL
     POSITION                YEAR     SALARY     BONUS<F1>    OTHER
                                                              ANNUAL
                                                           COMPENSATION<F2>
Daniel P. Landguth
  Chairman, President,       1993    $178,466    $10,761              -
  and Chief Executive        1992     173,134      4,400        $13,850
  Officer of the Company     1991     169,866          -              -
  and subsidiaries

Dale E. Clement
  Senior Vice President-     1993    $124,266    $ 3,966              -
  Finance of the Company     1992     122,430      3,163        $ 2,449
  and subsidiaries           1991     116,865          -              -

Everett E. Hoyt
  President and Chief        1993    $123,566    $ 3,906              -
  Operating Officer of       1992     121,008      3,245        $ 2,546
  Black Hills Power          1991     121,008          -          3,630
  and Light Company


        <F1>  Bonus is the amount received under the Incentive Gainshare
Program, a cash bonus program for all Company employees based on the attainment of predetermined profitability measures.
Mr. Landguth's bonus in 1993 includes both his Gainshare bonus and a one-time performance bonus of $4,900.

        <F2>  Other Annual Compensation is the amount of lump sum payments received in lieu of base salary increases in 1992. Mr. Hoyt also received a lump sum payment in 1991 in lieu of an increase in his base salary.


RETIREMENT PLANS

        The Company has a defined benefit retirement plan (Retirement Plan) for its employees. The Retirement Plan provides benefits at retirement based on length of employment service and average monthly pay in the five consecutive calendar years of highest earnings out of the last ten years. Employees do not contribute to the Retirement Plan. The amount of annual contribution by the employers to the Retirement Plan is based on an actuarial determination. Accrued benefits become 100 percent vested after an employee completes five years of service.

        The Company also has a Pension Equalization Plan (the PEP), a nonqualified supplemental plan, which is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received from the Retirement Plan, will approximate retirement benefits being paid by other employers to its employees with like executive positions. The employee's pension from the qualified pension plan is limited under the current law to not exceed $118,800 annually and the compensation taken into account in determining contributions and benefits cannot exceed $150,000. The amounts of deferred compensation paid under nonqualified plans such as the PEP are not subject to the limits. A participant under the PEP does not qualify for benefits until the benefits become vested under a vesting schedule - 20 percent after three years of employment under the plan increasing up to 100 percent vesting after eight years of employment under the plan. No credit for past service is granted under the PEP. The annual benefit is 25 percent of the employee's average earnings (if salary was less than two times the Social Security Wage
Base) or 30 percent (if salary was more than two times the Social Security Wage Base) times the vesting percentage. Average earnings are normally an employees average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual PEP benefit is paid on a monthly basis for 15 years to each participating employee and if deceased to the employee's designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more.

     Participants in the PEP are designated by the Board of Directors upon
recommendation of the Chief Executive Officer.    Selection is based on key
employees as determined by management and consideration of performance rather than salary based only. The minimum salary component applied in the selection process is the maximum annual Social Security taxable wage base which is presently at $60,600. Four officers of the Company were initially excluded because the period of time up to the date of their likely retirement would not result in vested benefits as intended by the PEP. The Company extended to those four individuals certain benefits paid at retirement which would approximate 50 percent of the present value of the PEP. Since then, arrangements have been made with three of those persons who retired.

RETIREMENT BENEFITS

        The following table illustrates estimated annual benefits, as of January 1, 1994, payable under the Retirement Plan and the PEP to employees who retire at the normal retirement date.

                                    Years of Service
 Annual          15           20           25           30          35
  Pay          Years        Years        Years        Years       Years

$ 60,000     $ 27,945     $ 32,260     $ 36,575     $ 40,890    $ 45,205
  75,000       35,295       40,810       46,325       51,840      57,355
  90,000       42,645       49,360       56,075       62,790      69,505
 110,000       52,445       60,760       69,075       77,390      85,705
 125,000       66,045       75,560       85,075       94,550     104,105
 150,000       79,545       91,060      102,575      114,090     125,605
 175,000       87,045       98,560      110,075      121,590     133,105
 200,000       94,545      106,060      117,575      129,090     140,605
 225,000      102,045      113,560      125,075      136,590     148,105

        Estimated annual benefits payable to officers named below at age 65 from all sources are as follows: Daniel P. Landguth, 35 yrs. - $134,991; Dale E. Clement, 33 yrs. - $88,235<F1>; Everett E. Hoyt, 31 yrs. - $81,393<F1>.

        The benefits in the foregoing table were calculated as a straight life annuity. Amounts shown are exclusive of Social Security benefits and include benefits from both the Retirement Plan and from the PEP assuming a 100 percent vested interest in the PEP.
 _________________________

        <F1>  Such amounts are adjusted for benefits applicable to service for prior employment.

EMPLOYEES' STOCK PURCHASE PLAN

        Employees of the Company and its subsidiaries are eligible to participate in the Employees' Stock Purchase Plan, as approved by the shareholders at the 1987 Annual Meeting under which offerings of the Company's Common Stock, at the discretion of the Board, are made to employees at a price equal to 90 percent of the closing sale price on the New York Stock Exchange on the date of the offering. An offering was extended to employees in 1993 and officers subscribed to 350 shares at a price of $24.08 per share. Shares are held in nominee name until subscriptions are paid for in full.

RETIREMENT SAVINGS PLAN

        The Company has a Retirement Savings Plan under Section 401(k) of the Internal Revenue Code of 1954, as amended, which permits employees of the Company and its subsidiaries, including officers, to elect to invest up to 15 percent of their eligible earnings on a pre-tax basis into an investment fund subject to limitations imposed by the Internal Revenue Code. The Company makes no contributions to the Plan.

        Distribution from the fund will be made to employees at termination of employment, retirement, death, or in case of hardship. No amounts were paid or distributed pursuant to the Retirement Savings Plan to the individuals named herein nor to the officers as a group.

        The Trustee for the Retirement Savings Plan (401(k) Plan) has voting power with respect to shares held in the name of the Trustee of the Plan.

STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative shareholder return on the Company's Common Shares for the last five fiscal years with the cumulative total return of the Duff & Phelps Quality II Electrics and the S&P 500 Index over the same period (assuming the investment of $100 on January 1, 1989, and the reinvestment of all dividends). The Company changed its broad market index this year from the Edison Electric Institute Investor-Owned Electric Utility Index to the S&P 500 Index because the Securities and Exchange Commission notified the Company that they do not accept the Edison Electric Institute Investor-Owned Electric Utility Index as a published broad market index.




                           1989    1990    1991    1992    1993

Black Hills Corporation     120     135     194     202     176

Duff & Phelps Quality
II Electric Companies       127     131     173     186     204

S&P 500 Index               132     128     166     179     197

                                  ITEM II

                   AUTHORIZATION OF INCREASE IN INDEBTEDNESS

        Under the provisions of Article XVII, Section 8 of the Constitution of the State of South Dakota, the maximum amount of indebtedness which the Company is authorized to issue may not be increased without the consent of the shareholders. Pursuant to this provision, the shareholders in 1992, on the recommendation of the Board of Directors, approved and authorized an increase in the maximum amount of the Company's authorized indebtedness to $200,000,000. As of February 28, 1994, the Company's outstanding indebtedness was as follows:

        First Mortgage Bonds . . . . . . . . . . . $ 62,794,000
        Other Long Term Debt . . . . . . . . . . . . 24,500,000
        Notes Payable. . . . . . . . . . . . . . .   14,468,000
                                                   $101,762,000

        The Company's construction expenditures for the next three years are estimated as follows:

                                 1994          1995           1996
                                          (in thousands)
     Neil Simpson Unit #2
     (new power plant)        $65,113       $45,035        $     -
     Other Production Plant     2,283           859            897
     Transmission Plant         4,228         1,617          8,478
     Distribution Plant         6,511         6,503          6,876
     General Plant              1,448           814          2,354
                              $79,583       $54,828        $18,605

        These and future construction requirements of the Company will require additional debt financing. The Company has not entered into agreements with respect to the issuance of any additional debt securities. It is expected, however, that the Company will issue and sell additional debt securities from time to time. The timing and amount of such issuance will depend on market conditions and other factors existing at the time. Under the terms of the proposed resolution, the Board of Directors, subject to the approval of regulatory authorities, can, at the opportune time without further authorization of the shareholders, determine and fix the amount and terms of the debt securities to be issued including interest rates, maturity dates, call provisions, sinking fund requirements, and similar matters.

        Accordingly, the following resolution will be presented at the meeting:

                 RESOLVED, That the consent of the shareholders be, and it is hereby given to an increase in the Company's authorized indebtedness to not exceed $500,000,000 at any one time outstanding; that for the purpose of effecting such increase, bonds, debentures, notes, and other instruments evidencing indebtedness of the Company may be issued from time to time in such form and of such character as seems desirable to the Board of Directors; and that for the purpose of consenting to an increase of authorized indebtedness of the Company, it is the intention of this resolution that bonds, debentures, notes, and other instruments evidencing indebtedness are authorized to be issued whenever the maximum indebtedness by this resolution is not thereby exceeded;
        said bonds, debentures, notes and other evidences of indebtedness to be issued when and as the Board of Directors shall deem advantageous for the Company's interest and upon such terms and conditions as shall be approved by the Board.

VOTE REQUIRED

        An affirmative vote of the holders of the majority of all issued and outstanding shares of common stock is required to adopt the foregoing resolution.

        While the current debt limitation is believed to be sufficient to complete the above construction expenditures, the Board of Directors is of the opinion that the debt limitation should be set high enough so as to give the Board the flexibility to determine from time to time on short notice the borrowing requirements and terms of those borrowings and to be able to close those borrowings without the necessity of calling frequent shareholder meetings.

                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                               ADOPTION OF THE RESOLUTION

                                        ITEM III

                  AMENDMENT TO ARTICLE FOURTH OF THE RESTATED ARTICLES
                            OF INCORPORATION TO PROVIDE THAT THE
                 CONTROL SHARE ACQUISITION PROVISIONS OF THE SOUTH DAKOTA
                          TAKEOVER ACT DO NOT APPLY TO THE COMPANY


        The Board of Directors unanimously adopted a resolution to submit to the shareholders for their consideration an amendment, as described herein, to Article Fourth of the Restated Articles of Incorporation, as amended, that if adopted will add paragraph 8 to Article Fourth providing that the Control
Share Acquisition (hereinafter defined) provisions of the South Dakota
Domestic Public Corporation Takeover Act ("Takeover Act") do not apply to the Company.

        The Takeover Act, found at Chapter 47-33 of the South Dakota Codified Laws ("SDCL"), was adopted by the South Dakota Legislature in 1990 and became effective July 1, 1990. The Control Share Acquisition provisions along with other provisions of the Takeover Act became applicable to domestic public corporations, including the Company, on the effective date of the Takeover Act. However, the Takeover Act provides that a corporation through its articles of incorporation may elect not to have the Control Share Acquisition provisions apply to that corporation.

        The Control Share Acquisition provisions and other provisions of the Takeover Act are summarized in the Proxy Statement. However, the summary does not include each and every provision of the act. A full understanding of the Takeover Act would require a thorough reading of the act at SDCL 47-33.

        If the proposed amendment to Article Fourth is adopted by the shareholders, the Control Share Acquisition provisions of the Takeover Act shall not apply to any Control Share Acquisition occurring after such adoption.

Control Share Acquisition Provisions Explained

        Definition. A "Control Share Acquisition" as defined by the Takeover Act at SDCL Section 47-33-3(l) is generally, subject to certain exceptions, an acquisition, directly or indirectly, by an acquiring person of beneficial ownership of shares of a domestic public corporation that when added to all other shares beneficially owned by the acquiring person would allow that person to exercise certain ranges of voting power. Acquisition of shares as a result of a merger first approved by the Board of Directors followed by approval of the shareholders is not a Control Share Acquisition.

        Shareholder Election Required to Give Voting Rights. The Control Share Acquisition provisions of the Takeover Act provides generally that a Control Share Acquisition that exceeds certain thresholds of voting power (described below) shall have the same voting rights as other shares of the same class or series only if approved by the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person, and by the affirmative vote of the holders of the majority of the voting power of all outstanding shares entitled to vote, excluding all interested shares. The thresholds which would require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20 percent, 33 2/3 percent and 50 percent, respectively. Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold.

        The Control Share Acquisition provisions of the Takeover Act further provides that any person who proposes to make or has made a Control Share Acquisition may at that person's election cause an informational statement to be furnished the Company and, if an undertaking is furnished to pay the costs of the meeting, may request a special meeting of the shareholders to be called for the sole purpose of considering the voting rights to be accorded the shares acquired or to be acquired pursuant to the Control Share Acquisition. If such informational statement, request and undertaking are furnished, the Takeover Act provides that a special meeting of shareholders be called for such purpose be held no later than 50 days after receipt of the informational statement. If the informational statement is furnished but a special meeting of shareholders is not requested, consideration of the voting rights to be accorded shares pursuant to the Control Share Acquisition is to be submitted to the shareholders at the next special or annual meeting of shareholders.

        Redemption of Shares. The Control Share Acquisition provision of the Takeover Act further provides that the Company may redeem at the market value as of the time of redemption those shares that were acquired in a Control Share Acquisition if (i) an informational statement was not furnished the Company within the tenth day after the Control Share Acquisition or (ii) an informational statement was furnished but the shareholders voted not to accord voting rights.

Purpose of Takeover Act

        The Takeover Act provides that the purpose of the Control Share Acquisition provisions and other anti-takeover provisions of the Takeover Act generally, among other things, is to provide the stable, long-term growth of South Dakota's domestic public corporations, to prevent the impairment of local employment conditions and disruption of local commercial activity and stable relationship of corporations and to protect shareholders from forced mergers and other coercive devices adopting short-term business strategies that deprive shareholders of value.

Reasons for Board's Recommendation

        The Board of Directors does not have any knowledge of any effort to accumulate the Company's common stock or to obtain control of the Company. Notwithstanding lack of those efforts at this time, the Board believes that for the reasons in the following paragraph, it should be prepared for such possibility. Once a Control Share Acquisition is proposed, it would be too late to amend the Articles of Incorporation.

        The reasons why the Board of Directors is recommending to the shareholders to elect to not have the Control Share Acquisition provisions apply to the Company is that the provisions could allow a person to force the Board of Directors to call a shareholder meeting to consider voting rights of the acquiring person within only 50 days from the time the Board first discovers that the person is interested in acquiring the Company. In the opinion of the Board of Directors, this period of time does not give the Board an ample opportunity to study the proposal and to act in the best long-term interests of the shareholders. The Board further believes that the issue of granting or not granting voting rights for shares that may not even have been acquired at the time of the shareholder meeting would be confusing to shareholders, and the results of such vote would, in the opinion of the Board of Directors, be of little guidance in determining what action the Board should take to protect shareholders' interests. The Board believes this to be especially true because the Company is an electric public utility, and under current law any acquisition by a person of 10 percent or more of its shares must be first approved by the South Dakota Public Utilities Commission, and any acquisition over 50 percent by the Wyoming Public Service Commission. The Federal Energy Regulatory Commission would also be required to approve any merger, and the Securities and Exchange Commission may become involved if a holding company is created under the Public Utilities Holding Company Act. The Board of Directors believes that any future acquisition of the Company whether supported or opposed by the Board will largely depend upon the decisions of some or all of these regulatory commissions which will apply public interests standards to any such proposed mergers. In view of these regulatory requirements, the Board of Directors believes that forced shareholder meetings to consider voting rights to be given to a proposed acquiring person before regulatory proceedings are held would be premature and would interfere with strategies to be undertaken by the Board of Directors to protect the interests of shareholders.

        The Board of Directors has no intention at this time to propose any additional anti-takeover measures or modify or remove any of those other defenses disclosed under "Other Takeover Defenses Not Affected by Proposal" following.

Overall Effect of the Proposal--Advantages and Disadvantages

        The Control Share Acquisition provisions are designed to discourage any change of control of the Company that the Board of Directors does not approve. Since the acquiring person must get permission from the other shareholders to be able to vote the shares at the 20, 33 1/3 and 50 percent thresholds, and if approval is not given, the Company would have the right to redeem those shares, an acquiring person would obviously be discouraged from investing in the shares. Conceivably an acquiring person could own over 50 percent of the shares but be denied any right to vote those shares.
Therefore, the effect of the proposal to amend the articles to not have the Control Share Acquisition provisions apply is to make it easier for shareholders to obtain control and remove management.

        On the other hand, the Control Share Acquisition provisions do allow an acquiring person an opportunity to force a reluctant Board of Directors to call a shareholder meeting. While the shareholder vote would be whether to grant voting rights to the stock of the acquiring person, the vote could be perceived as a referendum of the shareholders on the acquiring person's proposal to acquire the Company. Granting voting rights would be a clear signal to the acquiring person to acquire additional stock. To that extent, the Control Share Acquisition provisions would encourage shareholder participation in a takeover proposal, and the proposed amendment discourages shareholder participation.

        However, the Board of Directors believes that for all the reasons stated above under "Reasons for Board's Recommendations" and especially in view of the regulatory approvals required for any change in control, forced shareholder meetings to vote on granting voting rights would be premature and confusing to the regulatory process and undermine the Board's strategy in protecting the shareholder interest in that regulatory process.

Other Takeover Defenses Not Affected by Proposal

        The Takeover Act and the Company's Restated Articles of Incorporation contain other provisions hereafter described that would not be affected by the adoption of the proposed Amendment but would discourage or make more difficult a change in control of the Company without approval of the Board of Directors. The Board of Directors believes that these remaining provisions are adequate without the Control Share Acquisition provisions to protect the Company's shareholders against coercive, unfair or inadequate tender offers and other abusive takeover tactics and to encourage any person contemplating a business combination with the Company to negotiate with its Board of Directors for the fair and equitable treatment of all of the Company's shareholders.

        Election of Directors.   In electing directors, shareholders may
cumulate their votes as provided by Article XVII, Section 5 of the South Dakota Constitution and SDCL Section 47-5-6. Article Fifth of the Company's Restated Articles of Incorporation provides that the Board of Directors is divided into three classes as nearly equal in number as possible with staggered terms of office so that only approximately one-third of the directors are elected at each annual meeting of shareholders. The existence of a classified Board along with cumulative voting rights may make it more difficult for a group owning a significant amount of the Company's voting securities to effect a change in the majority of the Board than would be the case if a classified Board and cumulative voting did not exist. Article Fifth cannot be amended or repealed without the affirmative vote of the holders of at least 80 percent of the Common Stock of the Company and 66 2/3 percent of the Cumulative Preferred Stock of the Company.

        Fair Price Article.   Article Sixth of the Company's Restated Articles
of Incorporation provides that the affirmative vote of the holders of not less than 80 percent of the outstanding shares of voting stock of the Company is required for the approval of any Business Transaction (a merger or similar transaction) with any Related Person (a beneficial owner of 10 percent or more of the outstanding voting stock of the Company) or any Business Transaction in which a Related Person has an interest; provided, that the 80 percent voting requirement is not applicable if the Continuing Directors (Directors who are unaffiliated with, and are not nominees of, the Related Person involved in the Business Transaction) of the Company by at least a majority vote thereof have (i) expressly approved in advance the acquisition of the outstanding shares of voting stock that caused such Related Person to become a Related Person, or (ii) expressly approved such Business
Transaction. Article Sixth of the Company's Restated Articles of Incorporation also provides that the 80 percent voting requirement is not required for a Business Transaction involving a Related Person if the following conditions are satisfied: (a) the cash or fair market value or other consideration to be received per share by holders of voting stock of the Company in the Business Transaction is not less than the highest purchase price paid by the Related Person involved in the Business Transaction in acquiring any of its holdings of the Company's voting stock; (b) the ratio of the amount of cash and other consideration to be received per share by holders of Common Stock in such Business Transaction to the market price of the Common Stock immediately prior to the announcement of such Business Transaction is at least as great as the ratio of the highest per share price paid by the Related Person for any shares of Common Stock acquired by it to the market price of the Common Stock immediately prior to the initial acquisition by such Related Person of any Common Stock; and (c) the consideration to be received by holders of each class of capital stock of the Company in such Business Transaction is the same form and of the same kind as the consideration paid by the Related Person in acquiring the shares of that class of capital stock already owned by it. Article Sixth cannot be amended or repealed without the affirmative vote of the holders of at least 80 percent of the Common Stock of the Company.

        Takeover Act--Business Combination Provisions. The Takeover Act provides that certain domestic public corporations (including the Company) shall not engage at any time in any business combination (a merger, transfer of ten percent of the Company's assets, issuance or transfer of stock equal to 5 percent of the aggregate market value of all outstanding shares of the Company, the adoption of a plan of liquidation or dissolution or other similar transaction) with any interested shareholder (the beneficial owner or an affiliate of a beneficial owner of ten percent or more of the Company's voting shares) unless (i) the Board of Directors of the Company, prior to the interested shareholder becoming an interested shareholder, approves either the business combination or the acquisition of shares by the interested shareholder which causes it to become an interested shareholder, (ii) subject to the fair price requirements discussed below, the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares, not including any voting shares beneficially owned by the interested shareholder, at a meeting called for such purpose at such time as the interested shareholder beneficially owns 80 percent of the voting shares of the Company and not earlier than 3 months after the interested shareholder became the beneficial owner of 80 percent of the voting shares of the Company, (iii) the business combination is approved by the affirmative vote of the holders of all of the outstanding voting shares of the Company,
(iv) the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting shares of the Company, not including any voting shares beneficially owned by the interested shareholder, at a meeting called for such purpose no earlier than four years after the interested shareholder became an interested shareholder, or (v) subject to the fair price requirements discussed below, the business combination is approved by a majority of the outstanding voting shares at a shareholders' meeting called for such purpose no earlier than 4 years after the interested shareholder became an interested shareholder.

        Takeover Act--Fair Price Provisions. The Takeover Act provides for a fair price provision for business combinations approved pursuant to (ii) or
(v) of the preceding paragraph. Business combinations approved by shareholders of the Company pursuant to the requirements of (ii) or (v) of the preceding paragraph must meet certain conditions which require, among other things, that the value of the consideration received per share by holders of outstanding shares of Common Stock in the business combination must be at least equal to the higher of (i) the price per share paid for any shares of Common Stock acquired by the interested shareholder within the three-year period immediately prior to (a) the announcement of the business combination or (b) the transaction in which the interested shareholder became an interested shareholder, whichever is higher, or (ii) the market value per share of Common stock on the announcement date with respect to the business combination or the date on which the interested shareholder became an interested shareholder, whichever is higher.


        Takeover Act--Board May Protect Other Constituencies and Consider Long-Term Interests. The Takeover Act further allows the Board of Directors of the Company in determining whether to approve a merger or other change of control to take into account both the long-term as well as short-term interests of the Company and its shareholders, the effect on the Company's employees, customers, creditors and suppliers, the effect upon the community in which the Company operates and the effect on the economy of the state and nation.

Proposed Resolution

        To cause the Control Share Acquisition provisions of the Takeover Act not to apply to any Control Share Acquisition occurring after the adoption of the Resolution, the following Resolution will be submitted to the shareholders:

                 BE IT RESOLVED by the shareholders of Black Hills Corporation that Article Fourth of the Company's Restated Articles of
        Incorporation be amended by adding thereto the following paragraph
        8:

        8. The provisions of South Dakota Codified Laws Sections 47-33-8 through 47-33-16, inclusive, do not apply to control share acquisitions (as defined by South Dakota Codified Laws Section 47-33-3(1)) of shares of the Company.

Vote Required

        The affirmative vote of the holders of the majority of all issued and outstanding shares of common stock is required to adopt the foregoing resolution.

                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           FOR THE ADOPTION OF THE RESOLUTION

                                      ITEM IV

                            APPOINTMENT OF INDEPENDENT AUDITORS

        The firm of Arthur Andersen & Co., independent public accountants, conducted the audit of the Company and its subsidiaries for 1993.
Representatives of Arthur Andersen & Co. will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        Audit services performed by Arthur Andersen & Co. during 1993 included examinations of the financial statements of the Company and its subsidiaries and limited reviews of interim financial information.

        The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Arthur Andersen & Co. to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1994 and to render their opinion thereon.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
            OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. TO SERVE AS
               INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 1994


                  SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

        Stockholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Secretary of the Company in writing at its home offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to November
26, 1994. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

                                  ITEM V

                       TRANSACTION OF OTHER BUSINESS

        The Board of Directors does not intend to present any business for action by the shareholders at the meeting except the matters referred to in this Proxy Statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of the Board of Directors.

        If a stockholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares of record will serve as instructions to vote shares held in custody for the stockholder.
Accordingly, as Transfer Agent for shares of the Company's Common Stock, Chemical Bank will cause shares held in the name of its nominee for the account of a stockholder participating in the Plan to be voted in the same way as that stockholder votes shares registered in their name. If shareholders do not vote the shares registered in their name, shares held for their account in the Plan will not be voted.

        Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage paid envelope.

                                       By Order of the Board of Directors

                                        ROXANN R. BASHAM
                                        Corporate Secretary
Dated:  March 25, 1994

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The information required by Item 13, Financial and Other Information, of Regulation 14-A is provided in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated by reference into this Proxy Statement.

        The Company hereby undertakes to provide to each shareholder whose proxy is solicited for the 1994 Annual Meeting, upon written or oral request and without charge, a copy of the Company's 1993 Annual Report on Form 10-K
(without exhibits) to the Securities and Exchange Commission. Requests should be directed to Roxann R. Basham, Corporate Secretary and Treasurer,
Black Hills Corporation, P.O. Box 1400, Rapid City, SD  57709, or telephone
(605)-348-1700.

                     PLEASE COMPLETE, SIGN AND RETURN PROMPTLY
                     THE ENCLOSED PROXY SO THAT YOUR STOCK MAY
                   BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                                   DRAFT PROXY CARD
Front of Proxy Card
                               BLACK HILLS CORPORATION
                                   625 NINTH STREET
                            RAPID CITY, SOUTH DAKOTA  57701

                    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY
                            TO BE HELD MAY 24, 1994 AT 9:30 A.M.

        The undersigned hereby appoints Daniel P. Landguth, Dale E. Clement, and David E. Morrill, and any one or more of them, proxy attorneys, with full substitution and revocation in each, for and on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote at the above Annual Meeting and any adjournment thereof all shares of Common Stock of Black Hills Corporation that the undersigned would be entitled to vote at such meeting.

        PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE (Continued and to be signed on other side)

Back of Proxy Card                        X Please mark your votes this way

     __________     ____________________________
       COMMON       DIVIDEND REINVESTMENT SHARES

The Board of Directors recommends a vote FOR Items 1,2,3 and 4.

                                                       WITHHELD
                                             FOR        FOR ALL
Item 1-ELECTION OF CLASS II DIRECTORS
       Nominees:
         Daniel P. Landguth
         Dale E. Clement
         John R. Howard

WITHHELD FOR: (Write that nominee's name in the space provided below). (To cumulate votes so indicate)

                                                FOR       AGAINST     ABSTAIN
Item 2-INCREASE THE COMPANY'S AUTHORIZED
INDEBTEDNESS

Item 3-AMEND ARTICLE FOURTH OF THE
COMPANY'S RESTATED ARTICLES OF INCORPORATION

Item 4-RATIFY THE APPOINTMENT OF ARTHUR
ANDERSEN & CO. TO SERVE AS THE COMPANY'S
INDEPENDENT AUDITORS IN 1994


Item 5-PROXY ATTORNEYS ARE AUTHORIZED AT
THEIR DISCRETION TO VOTE UPON SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE
MEETING

                                   I PLAN TO ATTEND MEETING
                                   If you check this box to the right
                                   an admission card will be sent to you.

                                   COMMENTS/ADDRESS CHANGE
                                   Please mark this box if you have
                                   written comments/address change on the
                                   reverse side

Black Hills Corporation, as Administrator under the Company's Dividend Reinvestment and Stock Purchase Plan, is instructed to execute a proxy with identical instructions, for any shares held for my benefit.

Signature(s)                                   Date ____________________

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate or partnership name by authorized officer or person. If shares are held jointly, each stockholder should sign.

                           EXHIBIT INDEX


EX-13.A          1993 FORM 10-K (DRAFT FORM ONLY)

EX-13.B          1993 FINANCIAL SECTION OF ANNUAL REPORT (DRAFT FORM ONLY)